UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.            )

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

BIMI INTERNATIONAL MEDICAL INC.

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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BIMI International Medical Inc.

SUPPLEMENT TO PROXY STATEMENT
RELATED TO special MEETING OF SHAREHOLDERS
To Be Held on March 15, 2022

This proxy statement supplement should be read together with the definitive proxy statement (the “Proxy Statement”) of BIMI International Medical Inc (the “Company”) filed with the Securities and Exchange Commission on February 14, 2022 related to the Company’s 2022 Special Meeting of Stockholders to be held on March 15, 2022.

The purpose of this supplement is to correct information contained in the Proxy Statement relating to the issued and outstanding shares of the Company’s common stock (the “Common Stock”) and update information contained in the Proxy Statement to reflect a recent reverse stock split implemented by the Company.

Due to a clerical error, the Proxy Statement provided that the Company had 15,346,554.000 shares of Common Stock issued and outstanding on the record date, February 10, 2022 (the “Record Date”). The correct number of shares of Common Stock issued and outstanding on the Record Date should have been 10,658,872. The information about beneficial ownership of the Company’s Common Stock with respect to the number of shares of Common Stock issued and outstanding on the Record Date was also incorrect.

As a result of a reverse stock split that became effective as of February 2, 2022, all references to share prices, shares of Common Stock and other numbers that relate to the Common Stock in Proposal 1 in the Proxy Statement shall have been adjusted to reflect the reverse stock split. The Proxy Statement did not provide information about the adjusted prices or numbers.

Except as specifically supplemented below, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

CHANGES TO PROXY STATEMENT

1.    The following question from page 2 of the Proxy Statement, which is included in the section of the Proxy Statement titled “QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING” is amended and restated as follows:

Q:     What shares may I vote?

A:     Each share of our Common Stock $0.001 par value issued and outstanding as of the close of business on the Record Date is entitled to one vote on each of the matters to be voted upon at the Special Meeting.

You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee. We had 10,658,872 shares of Common Stock issued and outstanding on the Record Date.

2.    The following chart from page 12 of the Proxy Statement, which is included in the section of the Proxy Statement titled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” is amended and restated as follows:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of February 10, 2022 for: (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group:

Name and Address of Beneficial Owner(s)	Amount and Nature of Beneficial Owner(s)	Percentage of Beneficial Ownership
Tiewei Song, Director, Chief Executive Officer and President	1,000,000	9.38%
Baiqun Zhong, Interim Chief Financial Officer	—	—
Xiaoping Wang, Director, Chief Operating Officer	500,000	4.69%
Mia Kuang Ching, Director	—	—
Fengsheng Tan, Director	—	—
Ju Li, Director	—	—
Jianxin (Jason) Wang, Director
All officers and directors as a group (7 persons)	1,500,000	14.07%

3.    A new fourth paragraph is added to page 10 as part of Proposal One as follows:

Impact of the Reverse Stock Split of February 2, 2022

The Securities Purchase Agreement, the Convertible Notes and the Warrants provide that each and every reference to share prices, shares of Common Stock and any other numbers therein that relate to the Common Stock shall be automatically adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions that occur with respect to the Common Stock thereafter. The Company implemented a reverse stock split on February 2, 2022 at the ratio of 5 to 1 and therefore the following adjustments were made to the Securities Purchase Agreement, the Convertible Notes and the Warrants:

The Conversion Price was adjusted from $0.65 to $3.25.

The Floor Price was adjusted from $0.1557 to $0.7785.

The exercise price of the Warrants was adjusted from $0.71 to $3.55.